                                                                   EXHIBIT 10.52

* CONFIDENTIAL INFORMATION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                               PURCHASE AGREEMENT

          This Purchase Agreement ("Agreement") is made as of the 11th day of February, 2003, (hereinafter the "date of this Agreement") CINCINNATI GALLERIA, LLC, an Ohio limited liability company ("Purchaser") and THE KIRK & BLUM MANUFACTURING COMPANY, an Ohio corporation ("Seller").

          1. Property. Seller agrees to sell and convey to Purchaser, on the terms and subject to the conditions contained in this Agreement, the land as approximately shown on Exhibit A attached hereto and made a part hereof, which contains approximately 10.7298 acres together with all improvements located thereon, and together with any and all appurtenant rights and easements (collectively, the "Property"). Notwithstanding the foregoing, Seller, at its sole discretion, may remove any property from the Property, whether such Property may be considered personal property, real property or a fixture, including without limitation cranes, conveyors, electric bus ducts and all other property on the Property (in accordance with the terms of Section 5 of this Agreement).

          2.   Purchase Price. The Purchase Price ("Purchase Price") for the
Property shall be *                    ($      *      ) The Purchase Price shall
be payable as follows:

               (a) Unless Purchaser sooner terminates this Agreement or closes, which Purchaser shall have the right to do, then Purchaser shall pay to Seller
     *     payments in the amount of * (the "Deposit(s)") on or before     *
to be applied to the Purchase Price due at "Closing" (as hereinafter defined);
and

               (b) The remainder of the Purchase Price, subject to any credits or prorations provided for by the terms of this Agreement and a credit for the Deposit shall be payable at the Closing by certified or cashier's check, title company escrow check or by wire of immediately available funds.

          3. Conveyance. At the Closing, Seller shall deliver to Purchaser a duly executed and acknowledged limited warranty deed (the "Deed"), conveying to Purchaser recordable, marketable, and indefeasible title to the Property in fee simple, free and clear of all liens and encumbrances, of record and in fact, subject only to the following ("Permitted Exceptions"): (a) easements, encumbrances and restrictions of record (but, in any event, Seller shall be required to remove all mortgages and other monetary liens, except for real estate taxes and installments of assessments not yet due and payable); (b) installments of real estate taxes and assessments which are a lien upon the Property, but not yet due and payable; (c) Seller's post Closing occupancy rights; and (d) the rights of property owners in and to private roadways pursuant to recorded documents, public highways, public right of ways and rights of the public to utilize streets, as described herein.

          4.   Inspection.

               (a) Property Inspection. Seller shall make the Property available for inspection by Purchaser, its agents and employees from the date of this Agreement through the date of Closing, and Purchaser may undertake at Purchaser's sole expense, as complete a physical and environmental inspection and investigation of the Property and the circumstances surrounding the Property as Purchaser deems appropriate in order to determine that the Property is suitable for the development, construction, operation and use of a commercial project, together with and in conjunction with adjacent real property being acquired by Purchaser (the "Project"). Purchaser agrees to restore the Property to its original condition upon completion of any such inspections, and to indemnify Seller against all damages incurred by Seller as a result of the entry upon the Property by Purchaser's agents or employees. Purchaser shall, promptly after receipt, provide Seller with copies of all inspection reports regarding the physical condition of the Property as generated pursuant to this Section.

               (b) Title and Survey. Prior to May 31, 2003, Purchaser shall obtain at Purchaser's expense a title insurance commitment ("Title Commitment") from Lawyers Title of Cincinnati, Inc. as agent for Lawyers Title Insurance Corporation (the "Title Company"). In addition, Purchaser may obtain a survey (the "Survey") of the Property prepared by a registered land surveyor, which Survey shall be certified to Purchaser and to the Title Company in the form required by Purchaser and/or the Title Company. The Survey may also (i) show the present location of any improvements on the Property, including any encroachments onto adjoining land and encroachments by adjoining improvements onto the Property; (ii) show all easements whether recorded or visible; (iii) show access to public roads or ways (if any exists); (iv) include the legal description and the gross amount of the total acreage of the Property; (v) include a certification that the Property is not located in the one hundred
(100) year flood plain, and (vi) be sufficient to enable the Title Company to delete its standard survey exception and issue a title insurance policy (the "Title Policy") for the Property free from any exceptions relating to survey matters, and if the Property consists of more than one tax parcel, to issue a contiguity endorsement. Purchaser shall, promptly after receipt, provide Seller with a copy of the Title Commitment and survey.

               (c) Title Defects. If (1) the Title Commitment shows that Seller does not have recordable, marketable, and indefeasible title to the Property in fee simple subject only to the Permitted Exceptions; or if (2) the Title Commitment or the Survey shows that the Property is subject to any title defects, liens, encumbrances, easements, rights-of-way, covenants, reservations or restrictions other than Permitted Exceptions and mortgages or other monetary liens which Seller agrees Seller will cause to be discharged or canceled at the time of Closing; or if (3) the Survey discloses conditions which are not in conformity with the criteria set forth in the preceding paragraph; or if (4) Purchaser determines that any utility easements or other matters will have an adverse affect upon the ability to fully use the Property for the Project (all of the foregoing being collectively called "Title Defects"), then Purchaser shall give Seller written notice thereof on or prior to May 1, 2003. If, as of May 15, 2003, Seller notifies Purchaser in writing that Seller is unwilling or unable to remove any Title Defect, then Purchaser may, at its option, (i) agree to waive such defects and proceed to close the purchase of the Property as-is; or (ii) terminate this Agreement. If Seller fails to respond to the Title Defect in writing, then Seller shall be deemed to have notified Purchaser that it is unwilling or unable to cure the Title Defect and Purchaser shall have the same options described in the immediately preceding sentence. Purchaser shall elect option (i) or (ii) above by written notice to Seller on or before May 30, 2003. If Purchaser fails to elect either option as provided herein, Purchaser shall be deemed to have elected option (i). If Purchaser terminates this Agreement pursuant to provisions of this sub-paragraph, both parties shall be released from all further obligations hereunder.

          5. Closing; Possession. The parties hereto agree to close this purchase and sale (hereinafter, the "Closing") on or before September 30, 2003 in the offices of Purchaser or Purchaser's counsel. Purchaser shall have the right to move the Closing to an earlier date with the written agreement of Seller. Seller shall at Closing execute and deliver such other documents or instruments as may be reasonably required by Purchaser, or required by other provisions of this Agreement, or reasonably necessary to effectuate the Closing, including, without limitation, the deed as required by this Agreement, a commercially reasonable title affidavit, such proof of authority as may reasonably be requested, and a closing statement. Purchaser shall deliver the Purchase Price due at Closing pursuant to the terms of this Agreement and execute and deliver such other documents or instruments as may reasonably be required by Seller to effectuate the Closing, including, without limitation, a closing statement.

                    *

                    *

                    *

          Seller shall, prior to the date occupancy is to be delivered to Purchaser, remove all property that Seller desires to remove and any items remaining after such date may be disposed by Purchaser in any manner it desires.

                    *

* CONFIDENTIAL INFORMATION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

          6.   Purchaser's Conditions.

               (a) Purchaser's Conditions. The obligation of Purchaser to perform is subject to satisfaction of each of the following conditions on or prior to Closing, which may be waived solely by Purchaser. Purchaser may terminate this Agreement by written notice to Seller, if any of these conditions are not satisfied to Purchaser's sole satisfaction. If the Agreement is terminated as provided above prior to May 31, 2003 then neither party shall have any further rights or obligations hereunder. If Purchaser terminates this Agreement after May 31, 2003 due to failure to satisfy any of its contingencies hereunder, then Seller shall be entitled to retain the Deposits paid (unless Seller is in default under this Agreement) and neither party shall have any further rights or obligations hereunder.

                    (i) Performance by Seller. Seller shall have not breached any warranty contained in this Agreement nor shall Seller have failed to perform any obligation required by this Agreement to be performed by Seller.

                    (ii) Approval of Inspections. Purchaser shall have determined in its sole discretion, from any inspections and investigations made pursuant to Section 4, including environmental audits, building inspections, market studies, soil tests, traffic studies and any other studies and investigations related to the Property or the Project that Purchaser may elect to conduct or have conducted, that the Property and the conditions and circumstances surrounding the Property are suitable for the Purchaser's intended use of the Property for the Project and for future redevelopment of the same.

                    (iii) Title Policy. The Title Company shall have irrevocably committed itself in writing to deliver to Purchaser an owner's title policy in the full amount of the Purchase Price, insuring in Purchaser good record marketable title to the Property, with all standard and general exceptions deleted or endorsed over so as to afford full "extended form coverage" and showing as exceptions only the Permitted Exceptions, subject only to the requirement that Seller execute and deliver the documents required hereunder, and any Title Defects described in Section 4 shall have been removed.

                    (iv) Environmental Audit. Purchaser shall have determined from existing environmental audits, such new environmental audits as Purchaser may have performed at Purchaser's expense and Purchaser's counsel and environmental consultants review of the same that the Property is not contaminated by any hazardous or toxic wastes or dangerous materials in violation of any law, including without limitation, petroleum products, asbestos materials, bio-hazard materials or any other materials, the disposal, transportation, use, storage or generation of which is governed or regulated by any laws, statutes, codes or regulations which are intended to protect the environment or public health, and that there are no underground storage tanks located on the Property (collectively, "Hazardous Materials") and that there are no Hazardous Materials on, under or around the Property at levels or concentrations which are likely to cause Purchaser, as owner of the Property to be required to perform any governmental ordered or supervised clean-up, either as a result of demolition of existing improvements, construction of the Project or otherwise, or to incur risks of liability which are unacceptable to Purchaser, in its sole discretion.

               (b) Seller's Conditions. The obligations of Seller to perform under this Agreement are subject to satisfaction of each of the following conditions on or before the date mentioned in each condition. If these conditions are not satisfied on or before the applicable date, then Seller may terminate this Agreement by written notice to Purchaser, whereupon neither party shall have any further obligations hereunder. If Seller fails to terminate this Agreement by written notice to Purchaser on or before the applicable date mentioned in each contingency, then the contingency contained therein shall be deemed to be satisfied or waived by Seller as of the date so mentioned.

                    (i) Performance by Purchaser. Purchaser shall not have breached any warranty contained in this Agreement nor shall Purchaser have failed to perform any obligations required by this Agreement to be performed by Purchaser. Seller's right to terminate this Agreement pursuant to this Section 6(b) shall expire on the date of Closing.

                    (ii) Seller Approvals. On or before February 13, 2003, Seller shall have obtained the required approvals from Seller's board of directors and lenders as to the sale of the Property.

                    (iii) *

                    (iv) *

          7. Failure to Close. Both Purchaser and Seller shall have the right to terminate this Agreement if any of the conditions described in Section 6 are not satisfied or waived on or before the dates referenced therein by written notice of such termination to the other party, whereupon neither party shall have any further obligations to the other under this Agreement. Seller shall have the right to terminate this Agreement only upon the failure of an express
contingency set forth in Paragraph 6(b) above.          *

If Purchaser or Seller do not terminate this Agreement prior to May 31, 2003 pursuant to an express right to do so as contained herein, and if Seller does not default in any of its obligations hereunder and none of the Seller's representations and warranties prove to be untrue, but Purchaser fails to close as required by this Agreement, then Seller's sole and exclusive right and remedy shall be to retain the Deposits paid by Purchaser as liquidated damages, the parties acknowledging and agreeing that Seller's actual damages could be difficult if not impossible to ascertain.

* CONFIDENTIAL INFORMATION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

          8. Real Estate Taxes and Other Prorations. Real estate taxes and current installments of assessments for the year in which the Closing occurs shall be prorated as of the date of Closing, based upon the most recently issued tax bills, with Purchaser receiving a credit at Closing for the real estate taxes charged for the time period prior to Closing. If the Property is subject to any assessments, then such assessments shall be likewise prorated at Closing.

          9. Eminent Domain or Casualty. If all or a material portion of the Property (meaning more than 15% of the acreage of the Property) is taken or is made subject to eminent domain or other governmental acquisition proceedings prior to Closing, then Seller shall promptly notify Purchaser thereof, and Purchaser may either complete the Closing and receive the proceeds paid or payable on account of such acquisition proceedings, including any right to receive the same or terminate this Agreement, in which event Seller shall retain all portions of the Deposits then made. If any of the buildings or improvements are damaged or destroyed prior to Closing by fire or any other casualty, then Purchaser shall proceed to Closing but Seller shall receive the insurance proceeds paid or payable on account of such damage or destruction, including any rights to receive the same.

          10. Agreements, Representations and Warranties of Seller. Seller represents, warrants, and covenants to Purchaser as to the following matters, and shall be deemed to remake all of the following representations, warranties, and covenants as of the date of Closing. The truth and accuracy of all of the following representations, warranties, and covenants shall be conditions precedent to Purchaser's obligation to close under this Agreement.

               (a) Validity of Agreement. To Seller's actual knowledge, the entering into of this Agreement and the consummation of the sale of the Property will not require Seller to obtain (either before or after the Closing) any consent, license, permit, wavier, approval, authorization or any other action of, by, or with respect to any non-governmental or governmental person or entity, except Seller's lenders and Seller's board of directors as described in
Section 6(b).

               (b) Violation of Law. To Seller's actual knowledge, there is no condition existing with respect to the maintenance, operation, use, or occupancy of the Property which violates any statute, ordinance, law, or code, nor has Seller received any notice, written or otherwise, from any governmental agency alleging violations of any law, statute, ordinance, or regulation relating to the Property.

               (c) Legal Proceedings. To Seller's actual knowledge, there is not pending or, to the best of Seller's knowledge, threatened, litigation, eminent domain proceeding, arbitration, administrative action or examination, claim or demand whatsoever relating to the Property.

               (d) Access. To Seller's actual knowledge, no fact or condition exists which would result in the termination or impairment of access to the Property from adjoining public or private streets or ways or which could result in discontinuation of necessary sewer, water, electric, gas, telephone, or other utilities or services, except for *

               (e) Transfer of Property. Prior to Closing, Seller shall not lease, encumber, or transfer all or any part of the Property without Purchaser's consent. Seller warrants that, except for this Agreement, there are no purchase contracts, options, leases or any other agreements of any kind, oral or written, formal or informal, whereby any person or entity other than Seller will have acquired or will have any basis to assert any right, title, or interest in, or right to possession, use, enjoyment or proceeds of any part or all of the Property except for as may be of record in the Hamilton County Recorder. At or prior to Closing, Seller shall cause all mortgages and other monetary liens (except for real estate taxes and assessments not yet due and payable) to be discharged and released.

               (f) Hazardous Materials. Prior to the execution of this Agreement, Seller has provided true, accurate and complete copies of a Phase I and Phase II environmental study of the Property (the "Environmental Reports"). Except as disclosed in the Environmental Reports, to Seller's actual knowledge, no Hazardous Materials exist on the Property.

               (g) Cooperation. Seller shall reasonably cooperate with Purchaser, at no cost to Seller, as may be necessary in order to satisfy Purchaser's conditions in Section 6 of this Agreement, including signing such applications, consents and other documents and instruments as Purchaser may reasonably request for zoning, permitting or other purposes, in its efforts to satisfy conditions and by making available to Purchaser all information which is related to the Property available to Purchaser.

               (h)  Service Agreements. All management and service agreements,
if any, affecting the Property will be terminated as of the date of          *
          so that there shall be no obligations under any management or service agreements affecting the Property after such date.

          As used herein, the term "actual knowledge" shall be deemed to mean the actual knowledge of Seller's senior officers.

          11. The Agreements, Representations and Warranties of Purchaser. Purchaser represents, warrants and covenants to Seller as to the following matters, and shall be deemed to remake all of the following representations, warranties and covenants as of the date of Closing. The truth and accuracy of all the foregoing representations, warranties and covenants shall be conditions precedent to Seller's obligation to close under this Agreement.

* CONFIDENTIAL INFORMATION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

               (a) Validity of Agreement. To Purchaser's actual knowledge (being defined as the actual knowledge of Purchaser's senior officers), entering into this Agreement and the consummation of the purchase of the Property will not require Purchaser to obtain (either before or after the Closing) any consent, license, permit, waiver, approval, authorization or any other action of, by or with respect to any non-governmental or governmental person or entity. Purchaser is authorized, and the person signing on behalf of Purchaser is authorized, to execute and deliver this Agreement and all documents contemplated hereby, and both the Purchaser and the person signing on behalf of Purchaser have the full right, power and authority to consummate the transaction contemplated by this Agreement.

          12. Notices. All notices required or permitted by this Agreement shall be in writing, and shall be deemed properly delivered when and if hand delivered, sent by Federal Express or other nationally recognized overnight courier service or deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, addressed to the parties hereto at their respective addresses set forth below or as they may hereafter specify by written notice delivered in accordance herewith:

                       Purchaser:       Cincinnati Galleria, LLC
                                        c/o Vision Land Development, LLC
                                        455 Delta Avenue, Suite 108
                                        Cincinnati, Ohio 45226
                                        Attn: Mr. Kent Arnold

                       With a copy to:  Richard D. Herndon
                                        Griffin-Fletcher, LLP
                                        3500 Red Bank Road
                                        Cincinnati, Ohio 45227

                       Seller:          Ceco Environmental Corp.
                                        3120 Forrer Street
                                        Cincinnati, Ohio 45209-1016
                                        Attn: Marshall Morris, CFO

                       With a copy to:  George Vincent, Esq.
                                        Dinsmore & Shohl, LLP
                                        255 East Fifth Street
                                        1900 Chemed Center
                                        Cincinnati, Ohio 45202

          13. Expenses. Seller shall pay for any transfer tax in connection with the sale of the Property. Purchaser shall pay the survey costs, the title insurance premium and recording charges. Each party shall pay for its own legal and accounting fees and other expenses in connection with this Agreement and the sale and transfer of the Property.

          14. Brokers. Seller and Purchaser each hereby represent to the other that it has not involved or worked with any brokers, agents or finders in the negotiation of this Agreement or the consummation of this transaction and that there are no such other brokers, agents or finders that have any right to claim a commission or fee due to the consummation of this transaction, except for Cincinnati Commercial Realtors and Vision Land Development, LLC. If the Closing occurs, Seller shall pay at Closing a total 4% commission to such brokers (3% to Cincinnati Commercial Realtors and 1% to Vision Land Development, LLC). Each party hereby agrees to indemnify and hold harmless the other from and against any and all liabilities, including costs and expenses such as attorneys' fees, arising out of any claims by any brokers, agents or finders that they are entitled to such a commission or fee as the result of the actions of the indemnifying party.

          15.  Miscellaneous.

               (a) Entire Agreement; Binding Effect. This Agreement and the Exhibits attached hereto constitute the entire contract between the parties and supersede all prior understandings, if any. Any subsequent conditions, representations, warranties, or agreements shall not be valid and binding upon the parties unless in writing and signed by both parties. This Agreement shall be binding on and inure to the benefit of the parties and their respective heirs, successors and assigns. Without limiting Purchaser's right to assign this Agreement to any other party, Seller specifically acknowledges that Purchaser may assign this Agreement to any related or affiliated entity or to an intermediary in connection with a like kind exchange under Section 1031 of the Internal Revenue Code and Seller consents to such assignment and agrees to cooperate with Purchaser in completing such assignment, provided however, that Purchaser hereby indemnifies Seller from all costs or expenses incurred by Seller solely on account of this transaction being structured as a like-kind exchange. Purchaser specifically acknowledges that Seller may assign this Agreement to any related affiliated entity or to any intermediary in connection with a like-kind exchange under Section 1031 of the Internal Revenue Code and Purchaser consents to such assignment and agrees to cooperate with Seller in completing such assignment and like-kind exchange provided, however, that Seller shall indemnify Purchaser from all costs or expenses incurred by Purchaser solely on account of this transaction being structured as a like-kind exchange.

               (b) Original Document. This Agreement may be executed by both parties in counterparts, each of which shall be deemed an original, but all of such counterparts taken together shall constitute one and the same Agreement.

          15. New State Taxes. If, prior to Closing, new Ohio state sales or services types of taxes are imposed such that the real estate commissions paid under this Agreement are taxed thereby, then Purchaser shall pay such taxes at Closing.

          16.  *

* CONFIDENTIAL INFORMATION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

          EXECUTED as of the day and year first above written.

Witnesses:                              PURCHASER:
                                        CINCINNATI GALLERIA, LLC,
                                        an Ohio limited liability company

 /s/ L. John Bertoli III                By   /s/  Kent M. Arnold
------------------------                     -------------------
Print Name: L. John Bertoli III         Print Name: Kent M. Arnold
                                        Its: President

 /s/ Beverly L. Purkhiser
-------------------------
Print Name: Beverly L. Purkhiser

                                        SELLER:
                                        THE KIRK & BLUM MANUFACTURING
                                        COMPANY,
                                        an Ohio corporation

 /s/  L. John Bertoli III               By:  /s/  Marshall J. Morris
-------------------------                    ------------------------
Print Name: L. John Bertoli III         Print Name: Marshall J. Morris
                                        Its: CFO

 /s/  Beverly L. Purkhiser
--------------------------
Print Name: Beverly L. Purkhiser